FOR IMMEDIATE RELEASE

October 3, 2006

Contact:  Rosemarie Faccone

     Susan Jordan

     732-577-9997

MONMOUTH CAPITAL CORPORATION DECLARES DIVIDEND

FREEHOLD, NJ, October 3, 2006…..On October 3, 2006, the Board of Directors of Monmouth Capital Corporation (NASDAQ: MONM) declared a dividend of $0.25 a share, payable December 15, 2006 to shareholders of record November 15, 2006. Future dividend policy will depend on the Company’s earnings, capital requirements, financial condition, availability and cost of bank financing, and other factors considered relevant by the Board of Directors.

Eugene W. Landy, President, stated, “No decision has been made on the dividend for 2007.  Management is pleased with the performance of properties owned.  The cost of running a public company and the inefficiencies of Monmouth Capital Corporation’s relatively small size remain problems.  Management is reassessing its business plan in light of the difficulty of finding new real property investments and the higher percentage of property income that is consumed by corporate overhead.”

Monmouth Capital Corporation is currently operating as a hybrid real estate investment trust (REIT), investing in real estate equities, mortgages, mortgage-backed securities and other REIT securities.

MONM is part of a family of REITs including UMH Properties, Inc. (AMEX:UMH), which invests in manufactured home communities, and Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA), which invests in net-leased industrial properties on long-term leases to investment grade tenants.  It is MONM’s intention to pursue any real estate opportunities other than the specialized areas of UMH Properties, Inc. and Monmouth Real Estate Investment Corporation.

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